Ratings On Empire District Electric Co. Lowered To 'BBB'; Outlook
                                     Stable
     Todd A Shipman, CFA, New York (1) 212-438-7676; Craig Hauret, New York
                                (1) 212-438-7938
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Summary analysis -- Empire District Electric Co. -------------- 02-Jul-2002
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CREDIT RATING: BBB/Stable/A-2       Country: United States
                                    State/Province: Missouri
                                    Primary SIC: Electric Services
                                    Mult. CUSIP6: 291641
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Credit Rating History:

                  Local currency    Foreign currency
02-Jul-2002       BBB/A-2           BBB/A-2
20-May-1994       A-/A-2            A-/A-2
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Rationale

     On July 2, Standard & Poor's lowered its corporate credit rating on Joplin, Mo.-based Empire District Electric Co. (EDE) to `BBB' from `A-'. The rating on the company's commercial paper program remains at A-2. The outlook was revised to stable from negative.

     The rating action on energy provider EDE reflects a downward trend in the company's financial profile that was not adequately stemmed in recent regulatory actions. Roughly 80% of EDE's revenues are derived in Missouri, where the regulatory environment is marked by relatively low allowed ROEs, low plant depreciation allowances, and the lack of a permanent fuel adjustment clause to help shield the company from its markedly increased dependence on natural gas. While the temporary fuel and purchased-power mechanism now in place in Missouri helps to mitigate potential volatility in energy prices through 2003, Standard & Poor's is concerned about future regulatory policy regarding the timely recovery of prudently incurred fuel and purchased-power expenses.

     EDE has an average business profile, and a financial position (adjusted for purchased power obligations) that is marginally adequate for the new rating. The business profile is supported by a healthy service area with limited industrial concentration, negligible unregulated activities, and a credit-quality conscious management. In addition to the aforementioned regulatory environment, concerns include EDE's reliance on the Asbury coal plant, illustrated by the company's poor financial performance in 2001 during which the plant experienced extended maintenance. This dependence will diminish as more capacity comes on line through 2004, but Asbury will still provide a significant amount of generation. Furthermore, Nox compliance issues at the plant will affect the company's operating and financial risks going forward.

     Continued reductions in capital spending (outside of expansion) and cost controls are leading to improved earnings protection. Rates are higher, but EDE will remain competitive in


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the region. In addition, the other principal financial measures are expected to fall in line with levels suitable for the established risk profile at the `BBB' level: funds from operations (FFO) to debt at 20%, FFO coverage at 3.5 times, and debt to capital at 53%.

Outlook

The stable outlook assumes reasonable regulatory response in future rate proceedings, manageable environmental compliance costs that are recoverable through rates, and the continued improvement in risk management of the company's generation fleet, fuel procurement, and purchased-power needs.

Ratings List

     Empire District Electric Co.
     Corporate credit rating                BBB/Stable/A-2

     A complete list of the ratings is available to RatingsDirect subscribers at www.ratingsdirect.com, as well as on Standard & Poor's public Web site at www.standardandpoors.com under Ratings Actions/Newly Released Ratings.